Exhibit 23.2

CONSENT AND REPORT ON SCHEDULES
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
e.Digital Corporation
San Diego, California

We consent to the use in this Registration Statement on Form S-1 of e.Digital Corporation of our report dated June 28, 2006 relating to our audits of the consolidated financial statements, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated June 28, 2006, relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

Santa Ana, CA
January 29, 2007